Exhibit 10.1

                       DISCRETIONARY REVOLVING CREDIT NOTE

$15,000,000                                               Minneapolis, Minnesota
Due: July 31, 1997                                                 June 28, 1996

         FOR VALUE RECEIVED, the undersigned, WINTHROP RESOURCES CORPORATION, a Minnesota corporation (the "Borrower"), promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), its successors and assigns, at its banking office at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, or such other place as the holder hereof may designate in writing from time to time, the principal sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000), or so much thereof as may be advanced from time to time pursuant to that certain Discretionary Letter Agreement dated August 2, 1994, between the Borrower and the Bank (as originally executed and as may be amended, modified, supplemented and restated from time to time, the "Discretionary Agreement"), in lawful money of the United States, together with interest from the date hereof on the unpaid balance hereof from time to time outstanding at one or more of the rates set forth below at the option of the Borrower calculated on the basis of the actual number of days elapsed and a 360-day year.

INTEREST RATE OPTIONS

         Amounts outstanding hereunder shall bear interest at one or more of the following interest rates, at the option of the Borrower:

         (a)  Reference Rate; and/or

         (b) Resetting C/D Rate (Reserve Adjusted) plus the Applicable Margin ("Alternate Rate").

         After maturity (whether by acceleration or otherwise) all amounts outstanding hereunder shall bear interest at a variable annual rate at all times equal to the interest rate(s) otherwise applicable to the Advances hereunder plus two percent (2%) per annum. Such interest shall be due and payable upon demand.

DEFINITIONS

         As used herein the following capitalized terms shall have the meanings set forth below:

         "Applicable Margin" means the per annum rate set forth below based upon the ratio of the Borrower's Indebtedness to its Tangible Net Worth as reflected in the most recent Compliance Certificate provided by the Borrower in accordance with the Discretionary Agreement:

          Ratio                              Applicable Margin
          -----                              -----------------
          Less than 1.50 to 1.00                   1.50%

          Equal to or greater than
           1.50 to 1.00 but less than
           or equal to 2.49 to 1.00                1.75%

          Equal to or greater
           than 2.50 to 1.00                       2.00%

The Applicable Margin shall be determined by the Bank from time to time upon the information set forth in the Compliance Certificates furnished to the Bank pursuant to Section 6(e) of the Discretionary Agreement. Any change in the Applicable Margin shall take effect on the Business Day following the due date of the applicable Compliance Certificate, and the Applicable Margin, as so determined, shall remain in effect until the scheduled due date of the next Compliance Certificate. Upon any failure of the Borrower to deliver to the Bank the applicable Compliance Certificate within the time provided by Section 6(e), the Applicable Margin shall be deemed to be based upon an assumed ratio of 2.50 to 1.00 and such Applicable Margin shall remain in effect until the Business Day following the Business Day of delivery to the Bank of a Compliance Certificate reflecting a ratio for which the lower Applicable Margin would be applicable. Upon any adjustment of the Applicable Margin, (x) the Borrower shall promptly pay to the Bank such amount of additional interest as may be payable for the applicable prior period and (y) if no Default or Event of Default has occurred and is continuing, the Bank shall promptly credit to the Borrower any excess interest as may be applicable for the applicable prior period, as the case may be, as may be payable based upon such adjustment.

         "Reference Rate" means the rate of interest established and publicly announced by the Bank from time to time as its reference rate. The Bank may make loans to its customers at, above or below the Reference Rate. In the event that the Bank ceases to establish and announce a Reference Rate at any time during the term of this Note, the Bank shall be entitled to designate a reasonably comparable substitute index for the calculation of the interest rate hereon so long as any amount remains outstanding hereunder. All changes in the rate of interest based upon the Reference Rate shall become effective on the same day that the change in said Reference Rate is announced.

         "Resetting Certificate of Deposit Rate" means for each day that any amount is outstanding hereunder, the rate per annum determined to be the rate per annum bid (at or about 8:00 a.m. Minneapolis time or as soon thereafter as is practicable) on such day for the purchase at face value from the Bank of its certificates of deposit in an amount approximately equal to the outstanding principal amount of the Advance to which the Alternate Rate is to apply and having a maturity of thirty days.

         "Resetting Reserve Adjusted CD Rate" means, for each day that any amount is outstanding hereunder, the rate per annum equal to the sum (rounded up to the nearest 1/100 of 1%) of: (a) the rate obtained by dividing (i) the Resetting Certificate of Deposit Rate for such day by; (ii) a percentage equal to 1.00 minus the full reserve requirement percentage (expressed as a decimal) as imposed for such day by Regulation D on non-personal time deposits of $100,000 or more made with the Bank and having a thirty day maturity (including, without limitation, any marginal, emergency, supplemental, special or other reserves if the Bank, in its sole discretion, determines that it is required to maintain any such reserves during the term of the Note); plus (b) the effective daily net annual assessment rate (rounded up to the nearest 1/100 of 1%) for such day assessed to the Bank by the Federal Deposit Insurance Corporation (or any successor thereto) for such Corporation's insuring of time deposits at domestic offices of the Bank in the United States, and (c) a rate per annum based upon all broker's fees and other direct or indirect fees, costs and expenses that would be associated with the issuance and sale of the Bank's certificates of deposit, as determined by the Bank in its sole discretion. The Resetting Reserve Adjusted CD Rate as to any Advance bearing interest at the Alternate Rate shall be adjusted automatically every Bank business day. The reserve requirement percentage used in clause (a)(ii) above shall be the reserve requirement percentage for the computation period in which such day falls, as reflected in a publication of the Board of Governors of the Federal Reserve System (or any successor thereto).

REPAYMENT

         Accrued interest hereon shall be due and payable on the last day of each calendar month, commencing July 31, 1996. All outstanding principal and accrued and unpaid interest shall be due and payable on July 31, 1997.

GENERAL TERMS

         This Note is issued pursuant to the terms and provisions of the Discretionary Agreement and this Note and the holder hereof are entitled to all of the benefits provided for in the Discretionary Agreement, or are referred to therein. Reference is made to the Discretionary Agreement for a statement of the terms and conditions under which this indebtedness was incurred and is to be repaid and under which the due date of this Note may be accelerated. The provisions of the Discretionary Agreement are hereby incorporated by reference with the same force and effect as if fully set forth herein. Capitalized terms used in this Note which are not otherwise defined herein shall have the meanings ascribed to them in the Discretionary Agreement.

         This Note is secured by a Master Security Agreement and Assignment of Leases dated of June 6, 1989, executed by the Borrower in favor of the Bank, as supplemented to date, and as may be further amended, modified, and supplemented from time to time, and the Security Interest granted by the Borrower to the Bank pursuant to the Discretionary Agreement.

         If an Event of Default, as defined in the Discretionary Agreement or any other agreement made by any party in connection with this Note, shall occur, the Bank or other holder may, without notice, demand, presentment for payment and notice of nonpayment, all of which Borrower hereby expressly waives, declare the indebtedness evidenced hereby and all other indebtedness and obligations of the Borrower to the Bank or holder hereof immediately due and payable and the Bank or other holder hereof may, without notice, immediately exercise any right of setoff and enforce any lien or security interest securing payment hereof. The foregoing shall be in addition to the rights of acceleration that may be provided in any loan agreement, security agreement, mortgage and/or other writing relating to the indebtedness evidenced hereby. If this Note is placed with any attorney(s) for collection upon any default, the Borrower agrees to pay to the Bank or holder, its reasonable attorneys' fees and all lawful costs and expenses of collection, whether or not a suit is commenced.

         Time is of the essence. No delay or omission on the part of the Bank or other holder hereof in exercising any right or remedy hereunder shall operate as a waiver of such right or of any other right or remedy under this Note or any other document or agreement executed in connection herewith. All waivers by the Bank must be in writing to be effective and a waiver on any occasion shall not be construed as a bar to or a waiver of any similar right or remedy on a future occasion.

         Any deposits or other sums at any time credited by or due from the Bank to any maker, endorser or guarantor hereof and any securities or other property of any maker, endorser, or guarantor hereof in the possession of the Bank or other holder of this Note may at all times be held and treated as collateral security for the payment of this Note. The Bank or other holder hereof may apply or set off such deposits or other sums against the obligations hereunder at any time in case of makers, but only with respect to matured liabilities in the case of endorsers or guarantors.

         Any payment due on any non-banking day of the Bank shall be due upon (and interest shall accrue to) the next banking day.

         This Note is issued in substitution for, but not in payment of, that certain Discretionary Revolving Credit Note of Borrower dated June 12, 1995, in the original principal amount of $15,000,000 payable to the order of the Bank.

         THIS NOTE IS A CONTRACT NEGOTIATED, EXECUTED AND TO BE PERFORMED IN THE STATE OF MINNESOTA AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE SUBSTANTIVE LAWS (BUT NOT THE LAW OF CONFLICTS) OF SAID STATE, GIVING EFFECT TO LAWS GOVERNING NATIONAL BANKS.

         THE BORROWER HEREBY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF MINNESOTA IN CONNECTION WITH ANY CONTROVERSY RELATED TO THIS NOTE, WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT AND AGREES THAT ANY LITIGATION INSTIGATED BY THE BORROWER AGAINST THE BANK IN CONNECTION WITH THIS NOTE SHALL BE VENUED IN EITHER THE DISTRICT COURTS OF HENNEPIN COUNTY, MINNESOTA, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, FOURTH DIVISION.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS NOTE EVIDENCES ADVANCES MADE BY THE BANK UNDER A DISCRETIONARY FACILITY. THE MAKING OF ANY ADVANCE SHALL NOT OBLIGATE THE BANK TO MAKE ANY OTHER OR FUTURE ADVANCE. THE BANK MAY DECLINE ANY REQUEST FOR ANY ADVANCE IN ITS SOLE DISCRETION NOTWITHSTANDING THAT THE BORROWER HAS COMPLIED WITH ALL OF THE TERMS AND PROVISIONS OF THIS NOTE, THE DISCRETIONARY AGREEMENT OR ANY OTHER CREDIT DOCUMENT.



         IN WITNESS WHEREOF, the Borrower has executed and delivered this Note to the Bank as of the day and year first above written.


                                           WINTHROP RESOURCES CORPORATION,
                                           a Minnesota corporation


                                           By:   /s/ Richard Pieper
                                           Its:  Vice President


                                 ACKNOWLEDGMENT

STATE OF MINNESOTA                 )
                                   ) ss.
COUNTY OF HENNEPIN                 )

         The foregoing Discretionary Revolving Credit Note was acknowledged before me this 30th day of July, 1996, by Richard Pieper as Vice President of Winthrop Resources Corporation, a Minnesota corporation, on behalf of said corporation.


[SEAL]                                       /s/ Deborah Lee Mogensen
                                             Notary Public